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 FORM 3                                                      OMB APPROVAL
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                                                     OMB Number        3235-0104
                                                     Expires:   October 31, 2001
                                                     Estimated average burden
                                                     hours per response......0.5
                                                     ---------------------------


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    McNair    Dr. Douglas      S.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              Select Therapeutics, Inc.          (Month/Day/Year)
     (Last)     (First)     (Middle)            10/01/01                    (AMEX: XZL)
     c/o SELECT Therapeutics, Inc.         ----------------------------  ----------------------------------  -----------------------
         50 Cumminings Park                3. IRS Identification         5. Relationship of Reporting        7. Individual or Joint/
----------------------------------------      Number of Reporting           Person(s) to Issuer                 Group Filing (Check
             (Street)                         Person, if an Entity          (Check all applicable)              applicable line)
  Woburn          MA        01801             (Voluntary)                      Director          10% Owner     X    Form filed by
----------------------------------------   ----------------------------  -----            -----              -----  One Reporting
   (City)      (State)      (Zip)                                          X   Officer           Other              Person
                                                                         ----- (give      -----  (specify           Form filed by
                                                                               title below)      below)      -----  More than One
                                                                         Senior Vice President of Clinical         Reporting Person
                                                                         and Regulatory Affairs
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock, par value $0.0001 par value             5,000                           D                           N/A
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Common Stock, par value $0.0001 par value             5,000                           I                        By Spouse
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).


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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr. 5)
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Explanation of Responses:
                                                                                /s/ Douglas S. McNair                  11/30/01
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date

Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                                                                          Page 2

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